As filed with the Securities and Exchange Commission on January 4, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LUMENIS LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel	Not Applicable

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
P.O. Box 240
Yokneam 20692, Israel
(Address of Principal Executive Offices)(Zip Code)
1999 Share Option Plan
2000 Share Option Plan
Israel 2003 Share Option Plan
2007 Share Incentive Plan
(Full Title of the Plan)
William Weisel, Esq.
Vice President, General Counsel
& Corporate Secretary
Lumenis Ltd.
P.O. Box 240
Yokneam 20692, Israel
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Michael W. Hein, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share	Offering Price	Registration Fee
Ordinary Shares, par value NIS 0.1 per share	23,382,292 Shares(2)	$3.33(3)	$77,863,032.36	3,060.02
Ordinary Shares, par value NIS 0.1 per share	2,091,202 Shares (4)	$0.0126(5)	$26,349.15	$1.03
Total	25,433,494 Shares		$77,889,381.51	$3,061.05

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the 1999 Share Option Plan, 2000 Share Option Plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan (the “Plans”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding ordinary shares of Lumenis Ltd. (the “Registrant”).

(2)	Consists of ordinary shares subject to awards outstanding under the Plans.

(3)	Computed in accordance with Rule 457(h) of the Securities Act. The offering price of $3.33 represents the weighted average exercise price per share for all outstanding options under the Plans.

(4)	Consists of ordinary shares reserved for issuance under the Plans.

(5)	Pursuant to Rule 457(h)(1) of the Securities Act, and estimated solely for purposes of calculation of the registration fee, the proposed maximum offering price per share has been calculated on the basis of the book value of the Registrant’s ordinary shares, which was $0.0126 per share at September 30, 2007, the latest practicable date prior to the date of filing of this registration statement. The Registrant’s securities are not traded on any securities exchange or quoted on any system, and there is no market for its securities.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
              The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)	The Registrant’s Registration Statement on Form 20-F (File No. 000-27572) filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 1, 2007, as amended; and

(b)	The Registrant’s Reports on Form 6-K filed on August 16, 2007, August 28, 2007, October 9, 2007, November 13, 2007 and November 21, 2007;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since August 20, 2007; and

(d)	The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 20-F ( File No. 000-27572), filed with the Commission pursuant to Section 12(g) of the Exchange Act on May 1, 2007, including any amendment or report filed for the purpose of updating such description.
              In addition, all documents and reports subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including Annual Reports on Form 20-F and Reports on Form 6-K, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
              Not applicable.
Item 5. Interests of Named Experts and Counsel.
              Not applicable.
Item 6. Indemnification of Directors and Officers.
              Consistent with the provisions of Israel’s Companies Law, 5759-1999, the Registrant’s articles of association include provisions permitting it to procure insurance coverage for its office holders, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. Under the Companies Law, exemption from liability, indemnification of, and procurement of insurance coverage for, its office holders must be approved by its audit committee and its board of directors and, in specified circumstances, by its shareholders. The Registrant obtained the required approvals of its audit committee, board of directors and shareholders in connection with its 2006 recapitalization.

     Insurance
              Under the Companies Law, a company may obtain insurance for any of its office holders for:
•	a breach of his duty of care to the company or to another person;

•	a breach of his duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; or

•	a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.
              The Registrant currently has (i) directors’ and officers’ liability insurance providing total coverage of $100,000,000 for the benefit of all its directors and officers for an annual premium of $462,000 and expiring July 1, 2008, and (ii) run-off directors’ and officers’ liability insurance providing total coverage of $30,000,000 for the benefit of its directors and officers serving prior to its 2006 recapitalization for an annual premium of $1,100,000, expiring December 2012, with respect to actions or omissions occurring in their capacity as office holders prior to the closing of the 2006 recapitalization.
     Indemnification
              The Companies Law provides that a company may indemnify an office holder against:
•	a financial liability imposed on him in favor of another person by any judgment concerning an act performed in his capacity as an office holder; and

•	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court relating to an act performed in his capacity as an office holder, in connection with: (i) proceedings the company institutes against him or instituted on its behalf or by another person; (ii) a criminal charge from which he was acquitted; or (iii) a criminal charge in which he was convicted for a criminal offense that does not require proof of criminal thought.

•	reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent.
              The Registrant’s articles of association authorize it to indemnify its office holders to the fullest extent permitted under law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to the financial liability imposed on him, as described above, then the undertaking should be limited:
•	to categories of events which the board of directors determines are likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made; and

•	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable for the circumstances.
              The Registrant has entered into indemnification agreements with all of its directors and with executive officers. Each indemnification agreement provides the office holder with the maximum indemnification allowed under applicable law. The Registrant intends to enter into similar agreements with its future directors and executive officers.
     Exemption
              Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care (other than in relation to distributions). The Registrant’s articles of association provide that the Registrant may exempt any office holder from liability to it to the fullest extent permitted by law. Under the indemnification agreements, the Registrant exempts and releases the office holders from any and all liability to it related to any breach by the office holders of his or her duty of care to the Registrant to the fullest extent permitted by law.
     Limitations
              The Companies Law provides that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for any liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of loyalty unless (in case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Registrant; (b) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, unless done in negligence only; (c) any act done with the intent to derive an illegal personal benefit; or (d) any fine levied against the office holder.
Item 7. Exemption from Registration Claimed.
              Not applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit

5	Opinion of Meitar Liquornik Geva & Leshem Brandwein

23.1	Consent of BDO-Ziv Haft

23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of this Registration Statement)

99.1	Lumenis Ltd. 1999 Share Option Plan (1)

99.2	Lumenis Ltd. 2000 Share Option Plan (1)

99.3	Lumenis Ltd. Israel 2003 Share Option Plan (2)

99.4	Lumenis Ltd. 2007 Share Incentive Plan (3)

(1)	Incorporated by reference to such document filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-13012), as filed with the Commission on April 1, 2002.

(2)	Incorporated by reference to such document filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-13012), as filed with the Commission on February 12, 2003.

(3)	Incorporated by reference to such document filed as an exhibit to the Registrant’s Current Report on Form 6-K (File No. 000-27572), as filed with the Commission on November 21, 2007.

Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Yokneam, State of Israel, on this 4th day of January, 2008.

LUMENIS LTD.

By:	/s/ Dov Ofer Dov Ofer
Chief Executive Officer
POWER OF ATTORNEY
              KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dov Ofer and William Weisel, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Dov Ofer Dov Ofer	Chief Executive Officer, (Principal Executive Officer)	January 4, 2008

/s/ Aviram Steinhart Aviram Steinhart	Chief Financial Officer (Principal Accounting and Financial Officer)	January 4, 2008

/s/ Harel Beit-On Harel Beit-On	Chairman of the Board	January 4, 2008

/s/ Yoav Doppelt Yoav Doppelt	Director	January 4, 2008

/s/ Talia Livni Talia Livni	Director	January 4, 2008

/s/ Eugene Davis Eugene Davis	Director	January 4, 2008

/s/ Naftali Idan Naftali Idan	Director	January 4, 2008

EXHIBIT INDEX

Exhibit
Number	Exhibit

5	Opinion of Meitar Liquornik Geva & Leshem Brandwein

23.1	Consent of BDO-Ziv Haft

23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of this Registration Statement)

99.1	Lumenis Ltd. 1999 Share Option Plan (1)

99.2	Lumenis Ltd. 2000 Share Option Plan (1)

99.3	Lumenis Ltd. Israel 2003 Share Option Plan (2)

99.4	Lumenis Ltd. 2007 Share Incentive Plan (3)

(1)	Incorporated by reference to such document filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-13012), as filed with the Commission on April 1, 2002.

(2)	Incorporated by reference to such document filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-13012), as filed with the Commission on February 12, 2003.

(3)	Incorporated by reference to such document filed as an exhibit to the Registrant’s Current Report of Form 6-K (File No. 000-27572), as filed with the Commission on November 21, 2007.